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                                                                EXHIBIT 10.1


                              CONSULTING AGREEMENT

        THIS CONTRACT, made as of this 3rd day of October, 1996, by and between TELECHIPS CORPORATION ("TELECHIPS" or the "Company"), a Nevada corporation, and COASTLINE FINANCIAL GROUP, INC. ("Coastline"), a Florida corporation, having offices at 2424 North Federal Highway, Suite 356, Boca Raton, Florida 33431.

        WHEREAS, TELECHIPS desires to secure the services of Coastline as a consultant and Coastline desires to provide such services to TELECHIPS;

        NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

        1. Engagement of Consultant. TELECHIPS hereby engages Coastline to perform, and Coastline hereby agrees that it will render, the financial consulting, business consulting, investor relations and financial public relations services described in paragraph 3 below during the Term of this Contract. If TELECHIPS should merge into or be acquired by any other corporation, this contract shall be assumed by such successor corporation and the term "TELECHIPS" when used herein includes any such successor corporation, and its successors.

        2. Term of Contract. The Term of this Contract shall be effective as of October 1, 1996, and shall continue until September 30, 1997, subject to the Early Termination conditions of Paragraph 11.

        3. Services of Consultant. During the term of this contract, Coastline will provide the following services pursuant to the directions received from TELECHIPS's Board of Directors:

                (a) Coastline will assist TELECHIPS management in developing a business plan summary stating strategic business goals and specific strategies to achieve those goals, including but not limited to the financing of TELECHIPS' present mix of products and services to emphasize and enhance TELECHIPS' existing operations, add additional revenue sources, and promote the Company's image with the investor community.

                (b) Coastline will assist TELECHIPS' senior management in developing a corporate financing plan to satisfy the capital requirements contemplated by its business plan.

                (c) Coastline will act as liaison between TELECHIPS and the financial community. In particular, Coastline will assist TELECHIPS in approaching and negotiating with investment bankers and other intermediaries, fund managers, venture capitalists, institutional lenders and other potential funding sources. Coastline will advise TELECHIPS management and assist it in evaluating equity financing proposals, including the valuations upon which such proposals are based.


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                (d)     In connection with any financing transaction and if
requested by TELECHIPS, Coastline will assist TELECHIPS management in coordinating the activities of TELECHIPS personnel and professionals engaged by TELECHIPS related to the financing, as well as in the selection of professionals.

                (e) Coastline will advise and assist TELECHIPS in maintaining satisfactory relations with its investors, and promoting the good name and business of TELECHIPS through preparation, development and distribution of press releases and press kits, meetings and conferences with investor groups and members of the financial community, and other and sundry investor and financial public relations services.

                        Coastline will consult with TELECHIPS senior management on business issues related to actions required to meet interim objectives and to properly position TELECHIPS to successfully pursue its business plan, including the structure and implementation of an anticipated program of growth through acquisition and/or the formation of "strategic" alliances with other participants in the computer services industry.

                        Coastline will sub-contract with S/S Small Cap Network for additional institutional coverage on the buy-side of stock placement and interest.

        4.      Compensation for Services.

                In consideration of the services to be rendered and performed by Coastline during the term of the Agreement, TELECHIPS will pay Coastline a fee of $7,500 per month during the term hereof.

                Coastline shall also be reimbursed for all travel and travel-related out-of-pocket expenses incurred in the performance of its duties, upon presentation of monthly statements, provided that TELECHIPS has requested or approved such travel.

        5.      Grant of Stock Options.

                (a) Upon execution of this Contract and subject to paragraph 13 below, TELECHIPS will issue to Coastline options to purchase 50,000 shares of TELECHIPS Common Stock ("Shares") exercisable no sooner than 90 days following the last closing of the recent $2.9 million Regulation S offering and no later than 5:30 p.m. New York City time on March 31, 1999 at $2.25 per share. On each of the 91st day, the 181st day and the 271st day following the execution of this Agreement, TELECHIPS will issue to Coastline options to purchase an additional 50,000 Shares at the same price no later than 5:30 p.m. New York City time on March 31, 1999, respectively, so long as neither party shall have notified the other that this Agreement shall be terminated on or prior to such date.


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                (b)     Subject to the rights of J.P. Carey and Whale
Securities in their respective agreements with TELECHIPS concerning rights of first refusal to conduct offerings of securities on behalf of TELECHIPS, upon the closing of any financing transaction by TELECHIPS that shall have been arranged solely through the efforts of Coastline (a "Financing"), TELECHIPS will issue to Coastline options to purchase 150,000 Shares exercisable no sooner than 90 days following the last closing of the recent $2.9 million Regulation S offering and no later than 5:30 p.m. New York City time on March 31, 1999 at 110% of the price paid by the investors in the Financing.

                (c) All Shares acquired by Coastline upon exercise of options granted under this Agreement will be entitled to piggyback registration rights subject to cutback at the sole discretion of the underwriters of the TELECHIPS offering and will be subject to market standoff restrictions of a period no shorter than the period imposed on shares held by members of the TELECHIPS management.

                (d) The number of shares subject to the Option will be adjusted to reflect any stock splits, stock dividends, recapitalizations, etc. affecting TELECHIPS common.

        6. Compensation of M & A Services. In the event Coastline is directly and solely responsible for arranging a merger or acquisition transaction during the term of this Agreement and one thereafter, at the closing of such transaction, TELECHIPS will compensate Coastline at the rate of 5% of the first million dollars of the fair market value of the transaction (the "Value"), plus 4% of the next million of Value, plus 3% on the next million of Value, plus 2% on the next million of Value and 1% on every million dollars of Value thereafter. Value will be the total amount of cash paid and/or securities issued (as determined by the closing price of such securities on the day of the closing of such transaction) (the "Consideration") by TELECHIPS in any transaction in which TELECHIPS is the survivor or the Consideration received by the TELECHIPS shareholders if TELECHIPS is not the survivor. If TELECHIPS pays any investment banking or similar fees to any other person in connection with the transaction, the fee paid to Coastline will be reduced by that amount.

        7. Obligations to TELECHIPS. Coastline agrees to use its best efforts to perform the services set forth in this Agreement for the benefit of TELECHIPS and represents that it has no obligations or commitments that conflict with its full and faithful discharge of its duties under this Agreement.

        8. Confidentiality of Information. Coastline agrees that neither it nor its employees or agents will, during the term of this Contract, or at any time thereafter, disclose or divulge or use, directly or indirectly, for its own benefit, any confidential information, data, trade secrets, etc., relation to the business of TELECHIPS learned in connection with its work for TELECHIPS. The provisions of this paragraph shall survive the termination of the Contract, and shall continue until such information, data, trade secrets, etc., becomes public knowledge through no fault of Coastline or any of its employees or agents.





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         9.     Reliance on Information Furnished: Indemnification by
TELECHIPS. As a consultant for TELECHIPS, Coastline must at all times rely upon the information supplied to Coastline by TELECHIPS' authorized officers, directors, agents and employees as to accuracy and completeness. Therefor, TELECHIPS agrees to indemnify, hold harmless and defend Coastline, its directors, officers, employees and agents from and against any and all claims, actions, proceeds, losses, liabilities, costs and expenses (including, without limitation, reasonable attorney's fees) incurred by any of them in connection with or as a result of any material inaccuracy, incompleteness or omission of information given to Coastline by such authorized personnel of TELECHIPS.

        10. Indemnification by Coastline. Coastline agrees to indemnify, hold harmless and defend TELECHIPS, its directors, officers, employees and agents from and against any and all claims, actions, proceeds, losses, liabilities, costs and expenses (including, without limitation, reasonable attorney's fees) incurred by any of them in connection with or as a result of any material inaccuracy, incomplete statement (or omission) made by Coastline or its officers, employees or agents, except if such statement or omission is the result of any inaccuracy, incompleteness or omission of information provided to Coastline by authorized personnel of TELECHIPS.

        11. Early Termination. This Contract is being entered into by Coastline and TELECHIPS in the expectation that TELECHIPS and Coastline will each achieve certain benchmarks of performance and, therefore, this Contract may be terminated by either party at the end of six (6) months with thirty (30) days notice to the other party. If no such notice is received by the end of the fifth month this Contract shall continue through the term.

        12. Notices. All notices, requests, payments or other communication hereunder shall be in writing and shall be deemed to have been given when delivered personally or three days after being sent by registered or certified mail, postage prepaid, to the following address or addresses or such other address or addresses as the parties may designate in writing in accordance with this paragraph:

                If to TELECHIPS:        TELECHIPS Corporation
                                        6880 S. McCarran Blvd.
                                        Reno, NV 89509
                                        Attn: C. A. Burns
                                              Chairman

                If to Coastline:        Coastline Financial Group, Inc.
                                        2424 North Federal Highway, Ste. 456
                                        Boca Raton, FL 33431
                                        Attn: Richard Adrey
                                              President

        13. Approval of Board of Directors and Shareholders. This Agreement will be effective when approved by the Board of Directors of TELECHIPS and may be revoked by TELECHIPS in the event the shareholders of TELECHIPS fail to approve an amendment to the Articles of Incorporation of TELECHIPS Corporation to increase in authorized shares by the shareholders of TELECHIPS in a number sufficient to permit the issuance of all Shares contemplated by this Agreement.

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        14.     Miscellaneous.  This Contract may not be assigned without the consent of the parties hereto and shall be interpreted under the laws of the State of Florida.

        IN WITNESS WHEREOF, the parties hereto have executed this Contract on the day above written.


COASTLINE FINANCIAL GROUP, INC.          TELECHIPS CORPORATION



By:                                      By:
   ----------------------------             ----------------------------------
   President                                Chairman & Chief Executive Officer







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